Exhibit (a)(18)

Contact:	Contact:
Robert F. Doman, President & CEO – 978.909.2216	Thomas Versosky Director of Investor Relations
Richard Christopher,	Tel: (313) 556-4150
VP Finance & CFO – 978.909.2211
Chad Rubin,
Investor Relations Contact,
The Trout Group LLC – 646.378.2947
Cory Tromblee,
Media Contact,
MacDougall Biomedical Communications – 781.235.3060

Caraco Pharmaceutical Laboratories and DUSA Pharmaceuticals Announce Early Termination of the Hart-Scott-Rodino Waiting Period Relating to Tender Offer

Detroit, MI and Wilmington, MA – December 5, 2012 – Caraco Pharmaceutical Laboratories, Ltd. (“CPL”), a wholly owned subsidiary of Sun Pharmaceutical Industries Limited (“Sun Pharma”), and DUSA Pharmaceuticals, Inc. (NASDAQ GM: DUSA) (“DUSA”) today announced that they have received notice from the Federal Trade Commission granting early termination of the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in connection with the previously announced acquisition of the outstanding shares of DUSA by Caraco Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of CPL. Accordingly, the condition to the closing of the tender offer with respect to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied. The transaction remains subject to other closing conditions as set forth in the offer to purchase filed by Purchaser and certain of its affiliates with the U.S. Securities and Exchange Commission (“SEC”) on November 21, 2012.

The tender offer to acquire all of the outstanding shares of common stock of DUSA for $8.00 per share, net to the seller in cash without interest and less any required withholding taxes was commenced on November 21, 2012. The tender offer is being made pursuant to the offer to purchase and related letter of transmittal, each dated November 21, 2012. The tender offer is scheduled to expire at Midnight, New York time, on December 19, 2012 (at the end of the day), unless extended or earlier terminated in accordance with the offer to purchase and the applicable rules and regulations of the SEC.

About Caraco Pharmaceutical Laboratories

Detroit-based Caraco Pharmaceutical Laboratories, Ltd. develops, manufactures, markets and distributes generic pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

About DUSA

DUSA Pharmaceuticals, Inc. is a market leader in photodynamic therapy (PDT), marketing products to dermatologists to treat patients with minimally to moderately thick actinic keratoses (AKs) of the face or scalp. DUSA commercial brands include BLU-U®, and LEVULAN®/ KERASTICK®. www.dusapharma.com

DUSA Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The forward-looking statements in this new release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Furthermore, no assurances can be made: that the other closing conditions holders set forth in the offer to purchase filed by Purchaser and certain of its affiliates will be met; regarding the timing of the expiration, or any termination, of the tender offer, or that the holders of at least a majority of the outstanding shares of DUSA’s common stock will tender their shares pursuant to the tender offer. These forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release.

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of DUSA Pharmaceuticals, Inc. or any other securities. Purchaser, CPL, Sun Pharma and certain of their affiliates have filed a tender offer statement on Schedule TO with the SEC, as amended from time to time, and the offer to purchase shares of DUSA Pharmaceuticals, Inc. common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. DUSA has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/ RECOMMENDATION STATEMENT BY DUSA ON SCHEDULE 14D-9, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc., the Information Agent for the offer, at 800-322-2885 (toll free).

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